Exhibit (l)(23)

FORM OF PURCHASE AGREEMENT

The RBB Fund, Inc . (the “Company”), a Maryland corporation, and Bear Steams Asset Management Inc . (“BSAM”) intending to be legally bound, hereby agree with each other as follows :

1 . The Company hereby offers BSAM and BSAM hereby purchases $1,000 worth of shares of Class YYY Common Stock (par value $ .001 per share) (such shares hereinafter sometimes collectively known as “Shares”) at price per Share equivalent to the net asset value per share of the Shares as determined on December 14, 2006 .

2. The Company hereby acknowledges receipt from BSAM of funds in the amount of $1,000 in full payment for the Shares .

3. BSAM represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof .

4. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument .

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 14th day of December, 2006 .

THE RBB FUND, INC.

By:	/s/ Edward J. Roach
Name:	Edward J. Roach
Title :	President & Treasurer

BEAR STEARNS ASSET MANAGEMENT INC.

By:	/s/ Mary Kay Scucci
Name:	Mary Kay Scucci
Title :	CFO